Exhibit 99.1

EMSC News- for Immediate Release

Contact:	Deborah Hileman
(303) 495-1210
Deborah.Hileman@emsc.net

Emergency Medical Services Agrees to Acquire Abbott Ambulance, Inc.
in St. Louis; Begins 9-1-1 Service in Las Cruces, New Mexico

Greenwood Village, CO—(July 10, 2007)—Emergency Medical Services Corporation (NYSE: EMS) (the “Company”) today announced that it has entered into a definitive agreement to acquire Abbott Ambulance, Inc. (“Abbott”), based in St. Louis, Missouri.  Abbott is the largest private provider of emergency and non-emergency ambulance services in the greater St. Louis area.  As part of the transaction, the Company also will acquire certain affiliates of Abbott, including Mission Care of Illinois, LLC, a provider of emergency and non-emergency ambulance services in southwest Illinois; the IHM Health Studies Center, an accredited paramedic training school; and Access2Care, LLC, a growing company in the managed transportation business.

William A. Sanger, EMSC Chairman and Chief Executive Officer, said, “This acquisition provides EMS entry into a new market in two business lines.  A strong and well-managed company, Abbott will serve as an excellent platform for expansion of our ambulance services in the Missouri and Illinois markets. Abbott’s managed transportation business, Access2Care, offers us opportunities to expand our managed transportation services into the commercial market. Abbott’s IHM Health Studies Center is a strong addition to AMR’s National College of Technical Instruction (NCTI), the largest paramedic training school in the nation.”

Upon completion of the transaction, Abbott will become a wholly-owned subsidiary of American Medical Response (AMR) and will continue to operate under the Abbott brand in all the communities it currently serves.

Abbott’s Managing Member and majority owner, Marvin Wool, said, “Abbott’s strong local service coupled with AMR’s national presence brings the business to a new level, integrating excellent caregivers and EMS leaders with national expertise and resources.  We are pleased with the change in ownership and know that it means great things for the future of Abbott.”

Matt McCormick, President of Abbott, added, “For more than 30 years, Abbott has been the region’s leading provider of pre-hospital care and ground ambulance services.  This relationship with AMR will enhance our ability to continually meet the needs of the communities and institutions we serve and the patients for whom we care each day.”

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The agreement to purchase Abbott was entered into on July 3, 2007.  The transaction is expected to close within 30 days, subject to customary closing conditions. The Company estimates that the acquisition will contribute approximately $28 million in annual revenue and 87,000 transports.

The Company also announced that on July 1, AMR began providing 9-1-1 and non-emergency transport service as the exclusive provider to the city of Las Cruces and Dona Ana County, New Mexico, under a four-year agreement. The agreement is expected to contribute approximately $5 million in annual revenue and 13,500 transports.

In addition, the Company noted that Standard & Poor’s has raised its rating on the Company’s senior secured credit facility to ‘BB’ from ‘B+.’  Standard & Poor’s also raised the Company’s recovery rating to ‘1’ from ‘2’ in conjunction to its introduction of a new secured issue rating framework, which now incorporates recoveries in all secured issue level ratings.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2006, EMSC provided services to 10 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado.

About American Medical Response

American Medical Response Inc., (www.amr.net) America’s leading provider of medical transportation, is locally operated in 36 states and the District of Columbia. More than 18,000 AMR paramedics, EMTs and other professionals transport nearly four million patients nationwide each year in critical, emergency and non-emergency situations. Operating a fleet of approximately 4,400 vehicles, AMR is headquartered in Greenwood Village, CO.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Form 10-K. Among the factors that could cause future results to differ

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materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

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